ENVIRO-MINING INC
               Suite 208, 10240 124 Street        Phone             780-488-9191
               Edmington, Alberta CANADA          Fax               780-488-9100
               T5N 3W6                            E Mail     emi@telusplanet.net




May 11, 1999

Sustainable Development International Inc.
Suite 111, 1850 E Flamingo Road
Las Vegas, Nevada
USA   89119

ATT:      Mr. Harold Jahn                    RE:  Limited Technology
Licence Agreement
     President                     from Enviro-Mining Inc June 11, 1998

Dear Mr. Jahn,

With respect to the term of the agreement we negotiated with SDI for the above license certain terms were to be met within one year of the signing
date June 11, 1998.   Specifically,

Clause 3. A required payment of $300,000 for the license.
Clause 3. B required commencement of construction within one year from  the signing date.
Clause 3. C permitted termination if construction had not commenced within the year.

In consideration of the demonstrated effort you have shown and the time and expense you have undertaken to move this project development forward, we are providing an extension of the original agreement to June 11, 2000. Also, we have delayed payment for the license and no penalties will be applied to this extension or to the delayed payment for the license.

We continue to request current updates on your progress for our comfort in this undertaking. Your success with this project will be an encouragement to all concerned.

Kindest regards,

/s/Lew Mansell
Enviro- Mining Inc.
Lew Mansell
Vice President

lm/